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                                   EXHIBIT 12

                        GREYHOUND FINANCIAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)


                                          Nine Months Ended                          Year Ended
                                            September 30,                            December 31,
                                       -----------------------           --------------------------------------
                                         1994           1993                1993          1992           1991
                                       -----------------------           --------------------------------------
Net income (loss) before
  income taxes                         $ 86,007       $ 47,779           $ 64,123       $ 50,593       $(37,014)
Add leveraged lease
  adjustment                                630         (6,700)             1,505          1,059          1,758
Add fixed charges:
 Interest expense                       153,391         92,779            126,152        136,107        157,560
 One-third rentals                        1,597          1,047              1,387          1,498          1,148
                                       --------       --------           --------       --------       --------
   Total fixed charges                  154,988         93,826            127,539        137,605        158,708
                                       --------       --------           --------       --------       --------
Net income as adjusted                 $241,625       $134,905           $193,167       $189,257       $123,452
                                       --------       --------           --------       --------       --------
Ratio of income to fixed
 charges                                   1.56           1.44               1.51           1.38            ---
                                       ========       ========           ========       ========       ========
Preferred stock dividends
 on a pre-tax basis                    $    930       $  2,763           $  3,682       $  2,826
   Total combined fixed
    charges and preferred
    stock dividends                    $155,918       $ 96,589           $131,221       $140,431       $158,708
                                       --------       --------           --------       --------       --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                           1.55           1.40               1.47           1.35           ----
                                       ========       ========           ========       ========       ========


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